                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Malibu Entertainment Worldwide, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         717 NORTH HARWOOD, SUITE 1650
                              DALLAS, TEXAS 75201

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                             QUESTIONS AND ANSWERS

WHEN AND WHERE IS THE MEETING?

     The annual meeting of shareholders of Malibu Entertainment Worldwide, Inc. will be held at the Dallas SpeedZone, 11130 Malibu Drive, Dallas, Texas, on Tuesday, December 15, 1998, at 11:00 a.m. local time. The 1998 annual shareholders meeting had been deferred pending the possible combination of Malibu with Houlihan's Restaurant Group. The Company determined not to proceed with that transaction in November 1998 and, accordingly, scheduled the shareholders meeting for December 15th.

WHO CAN VOTE?

     Record holders of shares of Malibu common stock (the "Malibu Common Shares") as of the close of business on November 20, 1998 are entitled to vote at the meeting. On that date, 48,455,258 Malibu Common Shares were outstanding and each Share is entitled to one vote.

WHAT IS BEING VOTED ON?

     - Election of ten directors for terms ending at the 1999 annual meeting of shareholders.

     - Any other business properly brought before the meeting.

     MEI Holdings, L.P., the holder of 81.1% of the Malibu Common Shares ("MEI Holdings"), has informed the Company that it intends to vote its shares in favor of each of the nominees and any other matter that properly comes before the meeting. Accordingly, each of the director nominees will be elected and any other matter properly brought before the meeting will be approved as a result of MEI Holdings' vote, regardless of how other Malibu shareholders vote. As of the date of this proxy statement, the directors do not know of any other matters that are to be presented at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies will vote your Shares on any such matter in their sole discretion.

HOW DO I VOTE?

     Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you do not indicate your voting preferences on your proxy card, your Shares will be voted in favor of the two proposals.

MAY I CHANGE MY VOTE?

     You may revoke your proxy at any time before your proxy is voted at the annual meeting in any one of the following three ways:

          (1) by sending a written notice to Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004, Attention: Gail Konsker, stating that you want to revoke your proxy;

          (2) by completing a properly signed proxy with a later date; or

          (3) by voting in person at the annual meeting.

WHEN IS THIS PROXY STATEMENT BEING MAILED TO SHAREHOLDERS?

     This Proxy Statement is being mailed to Shareholders on or about November 24, 1998.

WHO IS SOLICITING PROXIES?

     The Company has retained Continental Stock Transfer and Trust Company to aid in the tabulation of proxies in the enclosed form and related duties and will pay such firm a customary fee plus reasonable expenses for so acting (estimated at $2,500 in the aggregate). The cost of solicitation of proxies will be borne by the Company. It is expected that solicitation of proxies will be primarily by mail. In addition, proxies may be solicited by the Company's directors, officers and employees (without additional compensation), by personal interview, by telephone or otherwise. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of Malibu Common Shares held of record by such persons. The Company may, upon request, reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

     Abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained as to the proposals and therefore will have no effect on the outcome of the vote on any matter being considered at the Annual Meeting that requires the affirmative vote of a majority of votes cast at the Annual Meeting of Malibu Common Shares entitled to vote.

WHOM SHOULD I CALL WITH QUESTIONS?

     If you have questions regarding the matters referred to in this document, you should contact Richard N. Beckert, Malibu's Chief Executive Officer, at
(214) 210-8701.

                             ELECTION OF DIRECTORS

INFORMATION ABOUT BOARD NOMINEES

     The Malibu Board currently consists of ten directors, each of whom has been nominated, and agreed to stand, for re-election. We have provided information regarding each of the existing Malibu directors and nominees below. If any of the nominees is unable to stand for election, we may provide for a lesser number of nominees or designate a substitute for such nominee. In the latter event, Malibu Common Shares represented by proxies may be voted for the substitute. If elected, each director nominee will serve for a term expiring at Malibu's 1999 annual meeting of stockholders or until the earlier of the election of his or her successor or his or her resignation or removal from office.

                                                                    DIRECTOR
              NAME                   AGE                             SINCE
              ----                   ---                            --------
Robert A. Whitman................     45                                1996
Richard N. Beckert...............     42                                1998
Daniel A. Decker.................     46                                1996
Julie E. Demerau.................     39                                1991
L. Scott Demerau.................     37                                1991
James T. Hands...................     37                                1996
Richard M. FitzPatrick...........     45                                1996
William M. Kearns, Jr. ..........     63                                1995
Steven D. Scheetz................     31                                1998
Bert W. Wasserman................     65                                1995

     Robert A. Whitman has been the Chairman of the Board of Malibu since August 1996 and President and Co-Chief Executive Officer of The Hampstead Group, LLC ("Hampstead") since 1991. Hampstead is an investment firm which sponsored the formation of MEI Holdings, Malibu's majority shareholder. Mr. Whitman is a director of Covey Leadership Center and Bristol Hotel Company, was a director of Wyndham Hotel Corporation from 1996 until the sale of Wyndham to Patriot American Hospitality, Inc.

("Patriot") in 1998 and served as Chairman of the Board of Forum Group, Inc., a NASDAQ-traded operator of retirement communities, from 1993 until the sale of that company to Mariott International, Inc. in 1996.

     Richard N. Beckert has been a member of the Board since November 1998 and Chief Executive Officer of Malibu since August 1998. Prior to joining Malibu, Mr. Beckert was the Senior Vice President Administration, for Bristol Hotels and Resorts ("Bristol") and served in various capacities for Bristol from 1983 through 1998. Mr. Beckert has been the Mayor of the Town of Addison since May 1993. He is currently a member of the Board of Directors of the Metrocrest Chamber of Commerce and the Texas Hotel/Motel Association. He is also a member of the Addison Business Association.

     Daniel A. Decker has been a member of the Board since August 1996 and an Executive Vice President of Hampstead since 1990. Mr. Decker served as a director of Wyndham from 1996 until the sale of Wyndham to Patriot in 1998. Prior to 1990, Mr. Decker was a partner in the Dallas law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C. Mr. Decker was a director of Forum Group, Inc. from June 1993 until March 1996.

     Julia E. Demerau was a founder of Malibu and has been a member of the Board since 1991. She served as Executive Vice President from Malibu's inception in 1991 until November 1996, and served in similar capacities with Malibu's predecessors since 1986.

     L. Scott Demerau was a founder of Malibu and was the Chief Executive Officer and President of Malibu from its inception in 1991 until November 1996 and served as the Chairman of the Board from 1991 to August 1996. He served in similar capacities with Malibu's predecessors since 1986. L. Scott Demerau and Julia E. Demerau are husband and wife.

     James T. Hands has been a member of the Board since 1996 and has been a Vice President of Hampstead since 1993. Prior to 1993, Mr. Hands was a consultant employed by Kenneth Leventhal & Co.

     Richard M. FitzPatrick has been a member of the Board since August 1996 and has been the Chief Financial Officer of Hampstead since 1989. He has served as the interim chief financial officer of Malibu since November 1996.

     William M. Kearns, Jr. has been a member of the Board since January 1995. Since 1994, Mr. Kearns has served as President of W.M. Kearns & Co., Inc., a private investment company. From 1992 to 1993, Mr. Kearns served as an Advisory Director for Lehman Brothers. From 1969 to 1992, Mr. Kearns served as Managing Director, Corporate Finance for Lehman Brothers and its predecessor firms. Mr. Kearns also serves as a Senior Consultant to Furman Selz L.L.C. and Proudfoot, P.L.C. He is a trustee of EQ Advisors Trust (Equitable Life Assurance Society of the U.S.) and is a director of Kuhlman Corporation, Selective Insurance Group, Inc., and Marine Transport Corporation, as well as a number of private and venture-backed companies. Mr. Kearns is a member of the Executive Advisory Board of the William E. Simon School of Business of the University of Rochester.

     Steven D. Scheetz has been a member of the Board since 1998. Since 1992, Mr. Scheetz has been a member of the mergers and acquisitions team at Hampstead and is responsible for the financial underwriting and valuation efforts of Hampstead and its investments. Prior to joining Hampstead, Mr. Scheetz was an officer of Belcore & Associates, Inc., a regional real estate investment and management firm. Previously, Mr. Scheetz served as a senior financial analyst to Walden Residential Properties, Inc., a real estate investment trust.

     Bert W. Wasserman has been a member of the Board since January 1995. Mr. Wasserman served as Executive Vice President and Chief Financial Officer from 1990 to 1994 and as a director from 1990 to 1993 of Time Warner Inc. From 1981 to 1991, Mr. Wasserman served as a member of the Office of the President and Board of Directors of Warner Communications, Inc. Mr. Wasserman served as a member of the National Advisory Board of Chemical Bank until March 1996. Mr. Wasserman currently serves as a member of the Board of the Baruch College Trust Fund, a director of various registered investment companies for which The Dreyfus Corporation acts as investment advisor, and a director of Winstar Communications, Inc. and Lillian Vernon Corporation.

     The ten candidates for director receiving the highest number of affirmative votes cast at the Annual Meeting will be elected as directors of Malibu. Shareholders do not have a right to cumulate their votes for directors. MEI Holdings has informed us that it intends to vote its shares (which represent 81.1% of the Malibu Common Shares outstanding on the Record Date) for each of the director nominees. Accordingly, each of the director nominees will be elected as a result of MEI Holdings' vote, regardless of how other Malibu shareholders vote.

MALIBU BOARD MEETINGS

     Your directors met four times during 1997. Each director attended 75% or more of the total number of meetings of directors and meetings of committees on which he or she served.

MALIBU BOARD COMMITTEES

     The Malibu Board has two committees: an Audit Committee and a Compensation Committee.

     The Audit Committee is responsible for reviewing (i) the selection of our independent auditors, (ii) the audits conducted by our independent and internal auditors, (iii) our internal controls and practices, and (iv) our financial statements as certified by our independent auditors. Messrs. Wasserman (Chairman), FitzPatrick and Kearns are members of our Audit Committee. The Audit Committee met two times in 1997.

     The Compensation Committee is responsible for (i) determining the compensation of our executive officers and (ii) overseeing the base pay or salary, annual performance bonus and long-term compensation of our executive officers. Messrs. Decker (Chairman), Kearns and Wasserman are members of our Compensation Committee. The Compensation Committee met two times in 1997.

DIRECTOR COMPENSATION

     Our directors, other than Mr. Beckert, Mr. Demerau and Ms. Demerau, are paid the following for their services as directors: (i) an annual fee of $25,000, payable in quarterly installments, (ii) fees of $1,000 for each special meeting attended in person, (iii) fees of $750 for each telephonic special meeting attended, (iv) an annual fee of $5,000 for serving on a Board committee,
(v) fees of $750 for each special committee meeting attended in person, and (vi) fees of $500 for each telephonic special committee meeting attended.

     Each of Messrs. Whitman, FitzPatrick, Decker, Hands and Scheetz waived his rights to such fees for 1996, 1997 and 1998.

     Ms. Demerau has agreed to serve as a part-time consultant through December 31, 1998 to assist us with any tasks that are consistent with her business experience. We have agreed to pay Ms. Demerau $30,000 per year for such services. In addition, Mr. and Ms. Demerau have received and are entitled to receive certain payments under the Separation Agreement described under "Certain Relationships and Transactions -- Demerau Separation Agreement."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain of our officers, directors and stockholders report transactions effected in Malibu Common Shares with the SEC. During 1997, each Malibu director filed on a timely basis the forms required under Section 16(a) relating to transactions in Malibu Common Shares, except for Mr. Demerau with respect to the sale of shares to Malibu and for Messrs. Kearns and Wasserman with respect to option awards. Malibu believes that the failures to make these filings on a timely basis were inadvertant. The required filings have since been made.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     In August of 1998, Malibu entered into a four-year employment agreement with Mr. Beckert which provides that he will serve as the Chief Executive Officer and that Malibu will use its best efforts to elect Mr. Beckert as a member of the Board of Directors. Mr. Beckert will receive an initial annual base salary of $275,000, and is entitled to annual bonus payments in an amount up to 100% of his annual base salary.

     In connection with entering into his employment agreement, Mr. Beckert was subsequently granted non-qualified stock options to purchase 1,000,000 Malibu Common Shares and we expect to issue to him 500,000 Malibu Common Shares which will be subject to restrictions on resale and a repurchase right of Malibu. The options vest at a rate of 1/48 per month for four years and the restrictions of the restricted stock will lapse in August of 2002. The option vesting is accelerated generally in circumstances which entitle Mr. Beckert to a severance payment under the Employment Agreement.

     If Mr. Beckert's employment is terminated other than for cause when no other severance is due within six months of a change of control, he is terminated when cause does not exist or he terminates his employment for good reason, Mr. Beckert will continue to receive his annual base salary through the date his employment is terminated, and generally, will receive the equivalent of two years of his annual base salary.

     Robert A. Whitman, currently our Chairman and formerly our Chief Executive Officer, did not receive any compensation for his services during 1996 and 1997 and has agreed not to accept any compensation for the continuation of his services through December 31, 1998.

     Certain Hampstead employees including Messrs. FitzPatrick and Hands, have devoted a substantial portion of their time to Malibu's business since mid-1996. We paid Hampstead $179,070 to reimburse it for salaries and other costs of Messrs. FitzPatrick's and Hands' services during 1996 and $468,445 in 1997, $123,856 and $173,858 of which was in reimbursement of Mr. FitzPatrick's compensation for 1996 and 1997, respectively. These payments were approved by directors not employed by Malibu or Hampstead. Except for Mr. FitzPatrick, Malibu did not have any executive officer whose salary and bonus exceeded $100,000 in 1997.

STOCK OPTION PLANS

     Employee Stock Option Plans. In September 1993, we adopted the Mountasia 1993 Incentive Stock Option Plan (the "Plan"), which was amended in 1995. The Plan provides for the issuance of options covering up to 1,250,000 Malibu Common Shares. Options may be granted under the Plan to our employees, officers, directors, consultants and advisors. All options are issued at fair market value at the date of grant. The options expire four to five years from the date of grant. No options have been issued under this Plan since 1995.

     In April 1997, we adopted our 1997 Long-Term Incentive Plan which provides for the issuance of up to 4,000,000 Malibu Common Shares as equity based incentives, including options, appreciation rights, restricted shares, deferred shares and performance shares or units. In June 1998, we granted to employees options to purchase 513,900 Malibu Common Shares at the market price at the time of grant. In November 1998, we granted another employee an option to purchase 200,000 Malibu Common Shares at the market price at the time of grant.

     In August 1998, an option to purchase 1,000,000 Malibu Common Shares was issued to Mr. Beckert. See "Executive Compensation -- Executive Officer Compensation."

     As of December 31, 1997, none of our executive officers had any outstanding options to purchase Malibu Common Shares and, during the year ended December 31, 1997, none of our executive officers received a grant of stock options or exercised any stock options. As of November 20, 1998, the only executive officer to have received a grant of stock options during 1998 was Mr. Beckert.

     Nonemployee Director Stock Option Plan. In September 1993, we adopted the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") which was amended during 1995 and for which 250,000 Malibu Common Shares are reserved for issuance. The Director Plan provides for the grant of nonqualified stock options to purchase Malibu Common Shares to directors who are not our employees. All options are issued at fair market value at the date of grant and vest immediately. Each of Messrs. Whitman, FitzPatrick, Decker, Hands and Scheetz waived his rights to such options for 1996, 1997 and 1998. Mr. and Ms. Demerau have waived their rights to options under the Director Plan for 1997 and 1998 and each year thereafter.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Principles. The Compensation Committee of the Board seeks to provide a competitive compensation package that enables us (i) to attract and retain key executives, (ii) to integrate pay programs with our business objectives, (iii) to reward executive officers for achievement of short-term operating goals and for long-term stockholder value, and (iv) to link individual executive compensation with our overall performance.

     Factors Considered in Determining Compensation. The Committee targets salaries for its key executives that are competitive with related industry companies of similar size, taking into account the experience of individual officers. Generally, the Committee attempts to fix base salaries at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee periodically reviews salaries and pay ranges for its executives, and salaries are increased based on the Committee's evaluation of an individual's performance and their contribution to our goals.

     All amounts paid to reimburse Hampstead for services previously provided by its employees are reviewed and approved by directors not employed by Malibu or Hampstead.

     The terms of the agreements entered into with Scott and Julia Demerau, Malibu's founders and former principal executive officers and continuing directors, were negotiated on an arms-length basis. See "Demerau Separation Agreement" for a description of this.

                                            COMPENSATION COMMITTEE

                                            Daniel A. Decker, Chairman
                                            William M. Kearns, Jr.
                                            Bert W. Wasserman

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Acquisition of Shares by MEI Holdings. In 1997, MEI Holdings closed on a tender offer for any and all outstanding Malibu Common Shares it did not own at $3.50 per share and for any and all of our 9% Debentures and 9.1% Debentures at par plus accrued and unpaid interest for the purchased debentures. Pursuant to the tender offer, MEI Holdings acquired 7,802,435 Malibu Common Shares, $4,249,000 aggregate principal amount of 9% Debentures and $11,422,322 aggregate principal amount of 9.1% Debentures. The debentures purchased by MEI Holdings have been converted into 4,477,521 Malibu Common Shares in accordance with a prior agreement.

     MEI Holdings Promissory Notes. During 1997 and 1998, we borrowed funds from MEI Holdings on terms which we believed to be at least as favorable to us as terms obtainable from third parties. The outstanding balance of such indebtedness (including accrued and unpaid interest) was $63.8 million as of September 30, 1998. The notes are each convertible at MEI Holdings' option into subordinated notes that are convertible into Malibu Common Shares. MEI Holdings has the right, but not the obligation, to advance a total of $75 million under these notes.

     Reimbursement of MEI Holdings. During 1997, we paid loan costs of $685,000 to MEI Holdings in connection with one of the promissory notes. Additionally, we reimbursed MEI Holdings for certain costs incurred by MEI Holdings for our benefit. The total amount charged to us for overhead costs was $558,321 (including $468,445 for Messrs. Hands' and FitzPatrick's salaries and other costs) for the year ended December 31, 1997. $156,002.42 of such costs were reimbursed in the first nine months of 1998.

     Demerau Separation Agreement. In December 1997, in connection with the relocation of our headquarters from Atlanta to Dallas, we entered into a separation agreement (the "Separation Agreement") with L. Scott Demerau and Julia Demerau, each of whom is a director and former executive officer of Malibu. The

Separation Agreement terminated Mr. Demerau's employment with us and requires us to pay Mr. Demerau $262,500 in each of 1997 and the following three years, as adjusted by inflation. We must also pay Ms. Demerau $30,000 in each of 1997 and 1998. Ms. Demerau will continue to serve as a part-time consultant to us consistent with her past business dealings with Malibu through December 31, 1998. Additionally, we paid $50,000 to Mr. and Ms. Demerau jointly. The Separation Agreement includes the Demeraus' agreement not to compete with us, solicit our employees or disclose our proprietary information.

     Pursuant to the Separation Agreement, we purchased from Mr. and Ms. Demerau 171,875 and 116,667 shares, respectively (the "Repurchased Shares"), of the 750,000 and 225,000, Malibu Common Shares issued in 1996 to Mr. Demerau and Ms. Demerau, respectively (the "Original Shares"), under the share purchase agreements that provided for the issuance of such shares, subject to Malibu repurchase rights, in exchange for a promissory note from each of Mr. and Ms. Demerau for the purchase price of the shares. The Repurchased Shares were repurchased at Mr. and Ms. Demerau's original purchase price plus interest (computed at 7% per annum during the first two years and 7 1/2% thereafter) from the date of their purchase through the date of our repurchase. The purchase price paid to Mr. and Ms. Demerau for the Repurchased Shares was $457,617 and $310,625, respectively. These amounts were offset against the amounts owed to us by Mr. and Ms. Demerau under promissory notes issued at the time the Original Shares were purchased from us. The promissory notes were amended and restated in connection with the Separation Agreement to provide, among other things, for the reduced face amounts (now $1,539,258 and $288,436, respectively) and to extend the maturity dates to November 1, 1999 and November 17, 2000, respectively.

     In lieu of the restrictions on transfer and our repurchase option that were contained in the share purchase agreements, the Separation Agreement gives us a right of first refusal at a maximum price of $9.50 per share and an option at $9.50 per share, to purchase the remaining Original Shares. (203,125 of the remaining Original Shares are not subject to the option or the maximum price limitation on the right of first refusal.) The remaining Original Shares are not transferrable except to us or to a third party in connection with our right of first refusal. The Separation Agreement provides that if either Mr. or Ms. Demerau reduces his or her current ownership of Malibu Common Shares by more than 20%, he or she will resign from the Malibu Board.

     Other Related Transactions. In May 1997, we sold 11 family entertainment centers to Mountasia, Inc. ("MI"), an entity controlled by a person who had been a member of Malibu's Board until February, 1997. The purchase price for the 11 centers was $2.5 million, plus the assumption of our obligations under related leases and contracts, including ground leases applicable to six of the centers. Mr. and Ms. Demerau, each of whom is a director and nominee for director, and Mr. Demerau's mother, together owned 42% of the common stock of MI until immediately prior to the sale, at which time all of such stock was purchased by MI for $121,000. Also prior to the sale, MI and its controlling person purchased the limited and general partnership interests of Mr. and Ms. Demerau and Mr. Demerau's mother in certain related limited partnerships for $489,000 and transferred the Malibu Common Shares held by such partnerships to MI. Out of the $610,000 total purchase price paid to the Demeraus in these transactions, $80,000 was paid by MI during 1997 and $530,000 is payable over 10 years. The $610,000 total purchase price was approximately equal to the market value of the Malibu Common Shares owned by MI and such limited partnerships, respectively, multiplied by the Demeraus' equity interest in MI and such limited partnerships, respectively. Prior to MI's purchase of the 11 centers, the Malibu Common Shares were the principal assets of MI and the limited partnerships. In connection with the foregoing transactions, the Demeraus were released from liabilities arising out of the general and limited partnerships purchased by MI and its controlling person.

                            STOCK PERFORMANCE GRAPH

     The chart below compares the five-year cumulative total return on Malibu Common Shares with that of the S&P 500 Index and a peer industry group. This graph assumes $100 was invested on December 31, 1993 in each of Malibu Common Shares, the S&P 500 companies and a peer group of companies represented by the Entertainment Industry Segment. Cumulative total return assumes the reinvestment of dividends.

                                                       Malibu
                                                       Entmt.
               Measurement Period                    Worldwide       Entertainment        S&P 500
             (Fiscal Year Covered)                      Inc.              500              Index
3-Nov-93                                                       100               100               100
Sep-94                                                      134.38             92.61            102.29
Sep-95                                                      103.12            122.41            132.71
Dec-96                                                       42.19            123.28            173.00
Dec-97                                                       39.84            179.88            230.72

                         SECURITY OWNERSHIP INFORMATION

OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of Malibu Common Shares as of November 20, 1998 by (i) each person who we know beneficially owns more than 5% of Malibu Common Shares, (ii) each director and executive officer of Malibu, and (iii) all directors and executive officers of Malibu as a group. Unless otherwise stated below, the address of each person is the principal offices of Malibu located at 717 North Harwood, Suite 1650, Dallas, Texas 75201. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if that person has the right to acquire the shares within 60 calendar days after such date.

                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                                                                NUMBER OF     % OF MALIBU
                                                                 MALIBU         COMMON
                            NAME                              COMMON SHARES     SHARES
                            ----                              -------------   -----------
MEI Holdings, L.P.(1).......................................   39,323,513        81.1%
4200 Texas Commerce Tower
Dallas, Texas 75201
Richard N. Beckert..........................................        2,500           *
Daniel A. Decker(2).........................................   39,323,513        81.1%
L. Scott Demerau(3).........................................    1,552,515         3.3%
Julia E. Demerau(4).........................................    1,552,515         3.3%
Richard M. FitzPatrick......................................           --          --
James T. Hands..............................................           --          --
William M. Kearns, Jr.(5)...................................      125,000           *
Steven D. Scheetz...........................................           --          --
Bert W. Wasserman(5)........................................      100,000           *
Robert A. Whitman(2)........................................   39,323,513        81.1%
All directors and executive officers as a group (10
  persons)(2)...............................................   41,105,528        84.8%

---------------

 *  Less than one percent

(1) MEI Holdings may be entitled to the issuance of additional Malibu Common Shares under post-closing adjustment provisions and other terms of the Recapitalization Agreement, dated as of June 5, 1996, as amended and restated, between MEI Holdings and Malibu, the Warrant issued by Malibu to MEI Holdings in connection therewith and certain convertible notes issuable upon conversion by MEI Holdings of existing promissory notes of Malibu of which the principal amount outstanding was $63.8 million as of September 30, 1998. MEI Holdings has the right, but not the obligation, to advance a total of $75 million under these notes.

(2) Messrs. Decker and Whitman disclaim beneficial ownership of the 39,323,513 Malibu Common Shares held by MEI Holdings.

(3) Mr. Demerau disclaims beneficial ownership of the 544,495 Malibu Common Shares held of record by Julia E. Demerau, Mr. Demerau's spouse. In February 1997, Mr. and Ms. Demerau borrowed $1.0 million from a financial institution. The loan matures in February 1999. The loan is secured by a pledge of all of the 1,552,515 shares owned by Mr. and Ms. Demerau. At the request of the lender, MEI Holdings has guaranteed such indebtedness. Under the terms of the guarantee, among other things, the lender has the right to require MEI Holdings to purchase the pledged shares for the outstanding loan amount or repay the loan if the closing price of Malibu's Common Shares is $1.50 or less for three or more consecutive trading days. As of November 23, 1998, the closing price of Malibu Common Shares had been $1.50 or less for three consecutive trading days. To our knowledge, MEI Holdings has not received notice from the lender that it intends to exercise its right.

(4) Ms. Demerau disclaims beneficial ownership of the 1,008,020 Malibu Common Shares held of record by L. Scott Demerau, Ms. Demerau's spouse. In February 1997, Mr. and Ms. Demerau borrowed $1.0 million from a financial institution. The loan is secured by a pledge of all of the 1,552,515 shares owned by Mr. and Ms. Demerau. At the request of the lender, MEI Holdings has guaranteed such indebtedness.

(5) Includes options to purchase 25,000 Malibu Common Shares which are exercisable within 60 calendar days of the Record Date.

                             ADDITIONAL INFORMATION

AVAILABLE INFORMATION

     Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are being distributed to the shareholders together with this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

     Any Malibu shareholder who wishes to submit a proposal for inclusion in the proxy materials for the 1999 Annual Meeting of Shareholders must submit such proposal to the Secretary of Malibu by March 1, 1999. The Securities and Exchange Commission recently amended Rule 14a-4 of the Exchange Act, to provide that a proxy may confer discretionary authority to vote on a proposal for an annual meeting of stockholders if the proponent fails to notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement. For purposes of the Company's 1999 annual meeting of stockholders, management may use its discretionary voting authority to vote on any proposal with respect to which the Company receives notice after March 31, 1999, even if such proposal is not discussed in the proxy statement for the 1999 annual meeting of stockholders.

ACCOUNTANTS

     The Company has selected Arthur Andersen LLP to serve as the Company's independent accountants for 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

November 23, 1998

                                     PROXY
                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         717 NORTH HARWOOD, SUITE 1650
                              DALLAS, TEXAS 75201

                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 15, 1998

    This Proxy is solicited on behalf of the Board of Directors. The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Richard N. Beckert with full power of substitution and resubstitution, as proxies of the undersigned, to represent and to vote as designated below and in accordance with their judgment all of the shares of Common Stock of MALIBU ENTERTAINMENT WORLDWIDE, INC. ("MALIBU") held of record by the undersigned on November 20, 1998, at the Annual Meeting of Shareholders to be held on December 15, 1998 and at any adjournment or postponement thereof.

    The Malibu Board of Directors recommends a vote FOR the election of the ten nominees for director named below.

1. ELECTION OF DIRECTORS

[ ]  FOR ALL nominees listed below           [ ]  WITHHOLD AUTHORITY
  except as marked to the contrary below        to vote for all nominees listed below

    Robert A. Whitman, Richard N. Beckert, Daniel A. Decker, Julia E. Demerau,
L. Scott Demerau, Richard M. FitzPatrick, James T. Hands, William M. Kearns, Jr., Steven D. Scheetz and Bert W. Wasserman.

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE ON ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH THAT NOMINEE'S NAME ABOVE.

    If not otherwise marked, this Proxy will be voted for the election of all nominees.

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                            Signature
                                                         If Held Jointly

                                                 -------------------------------
                                                              Dated

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE